Exhibit 10.1

AGREEMENT AND PLAN OF MERGER
by and among
THE ANDERSONS, INC.,
THE ANDERSONS ETHANOL LLC,
MARATHON RENEWABLE FUELS CORP.,
THE ANDERSONS ALBION ETHANOL LLC,
THE ANDERSONS CLYMERS ETHANOL LLC,
THE ANDERSONS MARATHON ETHANOL LLC,
THE ANDERSONS DENISON ETHANOL LLC
And
THE ANDERSONS MARATHON HOLDINGS LLC

October 1, 2019
The exhibits of this agreement have been excluded from exhibit 10.1 as they are both not material and competitively harmful if publicly disclosed.

This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed to and executed by all parties.

i

5.03	Equity	10
5.04	No Conflict	10
5.05	Consents	10
5.06	Absense of Certain Changes or Events	10
5.07	Title, Condition and Sufficiency of Assets	10
5.08	Litigation	11
5.09	Compliance with Laws; Permits	11
5.10	Environmental Matters	11
5.11	Taxes	12

Article VI TERMINATION AND OTHER COVENANTS

6.01	Termination	12
6.02	Effect of Termination	13
6.03	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions	13
6.04	Tax Matters	13
6.05	Further Assurances	14
6.06	Regulatory Filings; Consents	14

Article VII SURVIVAL AND INDEMNIFICATION

7.01	Survival	13
7.02	Indemnification by ANDE	13
7.03	Survival of Indemnification.	13
7.04	Materiality	13

Article VIII DEFINITIONS

8.01	Definitions	15
8.02	Other Definitional Provisions	17

Article IX MISCELLANEOUS

9.01	Press Releases and Communications	18
9.02	Expenses	18
9.03	Notices	18
9.04	Assignment	19
9.05	Severability	19

9.06	Amendment and Waiver	19
9.07	Complete Agreement	19
9.08	Waiver of Trial by Jury	20
9.09	Delivery	20
9.10	Counterparts	20
9.11	Governing Law	20
9.12	Consent to Jurisdiction	20

EXHIBITS
Exhibit A    TABLE OF MERGING ENTITY UNITS AND VALUATIONS
Exhibit B    LIMITED LIABILITY COMPANY AGREEMENT

Exhibit C	GRAIN PROCUREMENT, DISTILLERS’ GRAINS MARKETING AND CONSULTING SERVICES AGREEMENT
Exhibit D    ETHANOL MARKETING AGREEMENT
Exhibit E    CORN OIL MARKETING AND RISK MANAGEMENT SERVICES AGREEMENT

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 1, 2019, is made by and among The Andersons, Inc., an Ohio corporation (“ANDE"), The Andersons Ethanol LLC, an Ohio limited liability company, Marathon Renewable Fuels Corporation, a Delaware corporation (“Marathon”), The Andersons Albion Ethanol LLC, an Ohio limited liability company (“TAAE”), The Andersons Clymers Ethanol LLC, an Ohio limited liability company (“TACE”), The Andersons Marathon Ethanol LLC, a Delaware limited liability company (“TAME”), The Andersons Denison Ethanol LLC, a Delaware limited liability company (“TADE”), and The Andersons Marathon Holdings LLC, a Delaware limited liability company (the “Surviving Company”). TAAE, TACE, TAME, TADE and Surviving Company are sometimes individually called a “Merging Entity” and collectively called, the “Merging Entities”. Each of the Merging Entities, ANDE, and Marathon shall be collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article VIII below.
WHEREAS, ANDE owns 100% of the issued and outstanding limited liability company units of The Andersons Ethanol LLC; and
WHEREAS: (a) ANDE and Marathon own, in aggregate, 100% of the issued and outstanding limited liability company units of TAAE, TACE and TAME; (b) The Andersons Ethanol LLC and Marathon own, in aggregate 100% of the issued and outstanding limited liability company units of Surviving Company; and (c) ANDE owns 100% of the issued and outstanding limited liability company units of TADE, in such specific amounts as set forth in Exhibit A hereto;
WHEREAS, the respective board of directors or board of managers, as applicable, of ANDE, The Andersons Ethanol LLC, Marathon, TAAE, TACE, TAME, TADE and Surviving Company have, on the terms and subject to the conditions set forth in this Agreement: (i) unanimously determined that it is fair to, and in the best interest of, their respective companies for: TAAE to merge with and into Surviving Company, with Surviving Company surviving the merger; TACE to merge with and into Surviving Company, with Surviving Company surviving the merger; TADE to merge with and into Surviving Company, with Surviving Company surviving the merger; and TAME to merge with and into Surviving Company, with Surviving Company surviving the merger (each such merger being called a “Merger”, and collectively, the “Mergers”); and (ii) authorized and approved this Agreement, the Mergers and the consummation of the transactions contemplated hereby;
WHEREAS, in accordance with Section 18-209 of the Delaware limited liability company act (the "DLLCA") and Section 1705.36 of the Ohio limited liability company act (the “OLLCA”) and the respective Operating Agreements of the Merging Entities, ANDE and Marathon, comprising all the unitholders of the Merging Entities, have executed written consents adopting this Agreement and authorizing and approving the Mergers.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
MERGER
1.01    The Mergers. At the Effective Time, subject to and upon the terms and conditions set forth in this Agreement and the applicable provisions of the DLLCA, OLLCA and the operating agreements of the Merging Entities:
(i)    TAAE shall be merged with and into Surviving Company, the separate limited liability company existence of TAAE shall cease, and Surviving Company shall continue as the surviving company of the Merger;
(ii)    TACE shall be merged with and into Surviving Company, the separate limited liability company existence of TACE shall cease, and Surviving Company shall continue as the surviving company of the Merger; and
(iii)    TAME shall be merged with and into Surviving Company, the separate limited liability company existence of TAME shall cease, and Surviving Company shall continue as the surviving company; and
(iv)    TADE shall be merged with and into Surviving Company, the separate limited liability company existence of TADE shall cease, and Surviving Company shall continue as the surviving company.
Each Merger shall be effective at such time as its respective Certificate of Merger is duly filed with and accepted for record by the Secretaries of State of the States of Delaware and Ohio or such later time as the parties may specify in the Certificates of Merger, it being the expectation of the parties that the Mergers will be effective seriatim on or about the same date (the "Effective Time").
1.02    Effects of the Mergers. At the Effective Time, by virtue of each of the Mergers and without any further action by any other Person:
(a)    all the properties, rights, privileges, powers and franchises of each of TAAE, TACE, TADE and TAME shall vest in the Surviving Company and all debts, liabilities, obligations and duties of each of TAAE, TACE, TADE and TAME shall become debts, liabilities, obligations and duties of the Surviving Company;
(b)    the certificate of formation of Surviving Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company as of the Effective Time;
(c)    the Surviving Company shall be a manager managed limited liability company whose operating agreement shall be in the form attached hereto as Exhibit B as of the Effective Time;
(d)    ANDE and Marathon, as the partners in TAAE, TACE, TADE and TAME, shall receive in consideration of the Mergers, limited liability company units in the Surviving Company (the “Merger Consideration”), as set forth in Exhibit A (provided that ANDE hereby designates such units to be issued to The Andersons Ethanol LLC, as its designee), and their limited liability company units in the Merging Entities will be automatically cancelled and retired, and shall cease to exist, and each such holder of partnership interests shall thereafter cease to have any rights relating thereto, other than the right to receive the Merger Consideration applicable thereto;
(e)    the Parties intend for the Mergers to be treated for U.S. federal income tax purposes as follows, and agree to report it in a manner consistent with such treatment: (i) as mergers, undertaken by TAAE, TACE and TAME, in the “assets-over form” pursuant to Treasury Regulations Section 1.708-1(c)(3)(i) under which the partnership having assets with the greatest fair market value (net of liabilities) is considered to be the surviving partnership for tax purposes, whereby TACE and TAME: (A) contribute all their assets and liabilities to TAAE, in exchange for TAAE limited liability company units, and (B) immediately thereafter distribute the TAAE limited liability company units to TACE and TAME members in liquidation of TACE and TAME; and (ii) as a Code Section 721 transaction undertaken by ANDE (as owner for federal income tax purposes of TADE) to TAAE by which TADE contributes all of its assets and liabilities to TAAE in exchange for TAAE limited liability company units.;
(f)    Immediately following the Merger and the other transactions set forth in this Section 1.02, 100% of the issued and outstanding limited liability company units of Surviving Company will be owned 50.1% by The Andersons Ethanol LLC, and 49.9 % by Marathon; and
(g)    the Grain Procurement, Distillers’ Grains Marketing and Consulting Services Agreement, Ethanol Marketing Agreement, and Corn Oil Marketing Agreement (the “Service Agreements”) attached hereto as Exhibits C, D, and E, respectively, shall be entered into between ANDE, as the service provider under each agreement, and the Surviving Company.
1.03 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place via the electronic exchange of documents and signature pages on the third business day following full satisfaction or waiver of all of the closing conditions set forth in Article II hereof (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or on such other date as is mutually agreed upon by the Parties. The date and time of the Closing are referred to herein as the "Closing Date." The Closing shall be deemed to be effective as of 10:00 a.m., Eastern Time, on the Closing Date.
1.04    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:
(a)    Within 90 days following the Closing Date, ANDE shall deliver the amount set forth in Exhibit A attached hereto (the “Capital Contribution”) to the Surviving Company in immediately available funds adjusted to reflect the Closing Balance Sheet and the, Adjusted Working Capital and CIP Statement calculated and prepared as set forth in Section 1.04(b);
(b) Within 90 days following the Closing Date, ANDE will prepare, or cause to be prepared, and deliver to Marathon an unaudited Closing Date balance sheet (the “Closing Balance Sheet”) along with all supporting schedules and computations and calculation of Adjusted Working Capital and Adjusted CIP (the “Adjusted Working Capital and CIP Statement”). The Closing Balance Sheet

shall be prepared in accordance with GAAP applied on a basis consistent with its application in the preparation of the unaudited financial statements used to determine the Capital Contribution, except as otherwise required pursuant to this Agreement, while the Adjusted Working Capital and CIP Statement shall be calculated in accordance with Section 1.04(c).
(c)    Upon receipt from ANDE, Marathon shall have 15 days to review the Adjusted Working Capital and CIP Statement (the “Review Period”). At all times during the Review Period, ANDE shall make information and personnel reasonably available to Marathon to provide information and answer questions regarding the computation of the Closing Date Balance Sheet and Adjusted Working Capital and Adjusted CIP. If Marathon disagrees with ANDE's computation of Adjusted Working Capital and Adjusted CIP, Marathon may, on or prior to the last day of the Review Period, deliver a notice to ANDE (the “Notice of Objection”), which sets forth its objections to ANDE’s calculation of Adjusted Working Capital and Adjusted CIP; provided that the Notice of Objection shall include only objections based on (i) non-compliance with the standards set forth in Section 8.01 for the determination of Adjusted Working Capital and Adjusted CIP, and (ii) mathematical errors in the computation thereof. Any Notice of Objection shall specify those items or amounts with which Marathon disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Marathon's calculation of Adjusted Working Capital and Adjusted CIP based on such objections to the extent that Marathon can based on ANDE’s computations. To the extent not set forth in the Notice of Objection, Marathon shall be deemed to have agreed with ANDE’s calculation of all other items and amounts contained in the Adjusted Working Capital and CIP Statement.
(d)    Unless Marathon delivers the Notice of Objection to ANDE within the Review Period, Marathon shall be deemed to have accepted ANDE's calculation of Adjusted Working Capital and Adjusted CIP and the Adjusted Working Capital and CIP Statement shall be final, conclusive and binding. If Marathon delivers the Notice of Objection to ANDE within the Review Period, Marathon and ANDE shall, during the 30 days following such delivery or any mutually agreed extension thereof, use commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Adjusted Working Capital and Adjusted CIP. If, at the end of such period or any mutually agreed extension thereof, Marathon and ANDE are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to an independent accounting firm of national reputation selected by Marathon’s and ANDE’s respective independent certified public accountants (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review Sections 1.04(b), 1.04(c), and 8.01 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Adjusted Working Capital or Adjusted CIP set forth in the Adjusted Working Capital and CIP Statement requires correction. The Independent Expert shall base its determination solely on written submissions by ANDE and Marathon and not on an independent review. ANDE and Marathon shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to ANDE and Marathon, as promptly as practicable but in no event later than 45 days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of Adjusted Working Capital and Adjusted CIP; provided that in no event shall the Adjusted Working Capital and Adjusted CIP as determined by the Independent Expert be outside the range of ANDE's calculation of Adjusted Working Capital and Adjusted CIP set forth in the Adjusted Working Capital and CIP Statement and Marathon's calculation of the Adjusted Working Capital and Adjusted CIP set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage of ownership in the Surviving Entity. Each Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.
(e)    ANDE, Marathon and the Merging Entities, as applicable, shall make such other deliveries as are required by Article II hereof.
1.05    Taking of Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of TAAE, TACE, TAME and TADE, the Surviving Company is fully authorized in their respective names to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.
ARTICLE II
CONDITIONS TO CLOSING
2.01    Conditions to Closing. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Parties in writing) of the following conditions as of the Closing Date:
(a)    Representations and Warranties. The representations and warranties of ANDE, Marathon, TAAE, TACE, TADE, TAME and the Surviving Company set forth in Article III, IV and V of this Agreement, will be true and correct at the Closing (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct at such time has not, individually or in the aggregate, had a Material Adverse Effect on a Party’s operations or financial performance.
(b)    Performance of Covenants and Obligations. The parties shall have performed in all material respects with covenants, obligations and agreements required to be performed by each of them under this Agreement at or prior to the Closing.
(c)    No Injunctions or Restraints. No Claim shall be pending by or before any Governmental Authority of competent jurisdiction wherein an unfavorable injunction, decision, ruling, judgment, decree or order would prohibit the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded following consummation.
(d)    Annual Financial Statements. TADE shall have delivered to Marathon, no later than five Business Days prior to the Closing Date (i) unaudited consolidated balance sheets of TADE as of December 31, 2018 and (ii) unaudited statements of operations, cash flows and equityholders' equity of TADE for the year ended December 31, 2018, in each case, reported on by its independent auditors (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations, in each case, of the applicable company and any subsidiaries (taken as a whole) as of the dates and for the periods referred to therein.
(e)    Interim Financial Statements. TADE shall have delivered to Marathon no later than five Business Days prior to the Closing Date (i) unaudited consolidated balance sheets of TADE as of March 31, 2019, (ii) unaudited consolidated statements of operations and cash flows of TADE for the three-month period ended March 31, 2019.
(f)    Unitholder Consents. ANDE and Marathon shall have delivered to the Surviving Company their respective unitholder consents as equity unitholders in TAAE, TACE, TAME, TADE (ANDE only) and Surviving Company to the Mergers, which unitholder consents remain in effect as of the Closing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE MERGING ENTITIES
Except as set forth in the schedules accompanying this Agreement (each a "Schedule" and, collectively, the "Disclosure Schedules"), in which capitalized terms used and not otherwise defined have the meanings given to them in this Agreement, and each section of which shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules if it is readily apparent on its face based on a plain reading of such information that such disclosure is applicable to such other section of the Disclosure Schedules, each Merging Entity, excluding TADE, hereby represents and warrants as to itself to each other, ANDE and Marathon as of the date hereof and as of the Closing that:
3.01    Organization and Limited Liability Company Power. It is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, it has all requisite company power and authority and all authorizations, licenses and permits necessary to own and operate its properties and assets, to carry on its businesses as now conducted and to execute and deliver this Agreement and carry out the transactions contemplated hereby (including the Mergers), and it is qualified or licensed to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to hold such power, authority, authorizations, licenses and permits would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
3.02 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby or thereby (including the

Mergers) have been duly and validly authorized by all requisite limited liability company action, and no other act or proceeding (corporate or otherwise) on its part is necessary to authorize the execution, delivery or performance of this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby (including the Mergers), other than the unitholder consents and the filing of the Certificates of Merger as required by the DLLCA and OLLCA. The execution, delivery and performance by a Merging Entity of this Agreement and the other agreements and instruments contemplated hereby to which it is a party, and the consummation of the transactions contemplated hereby and thereby: (a) do not and will not conflict with or result in any breach of, constitute a default under, or result in a violation of the provisions of its certificate or articles of incorporation or formation, bylaws or operating agreements (or equivalent organizational documents), (b) do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any of its assets, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority under, any contract to which it is bound, or any law, statute, rule or regulation or order, judgment or decree to which it is subject. This Agreement and each of the other agreements and instruments contemplated hereby to which it is a party and that is required by the terms of this Agreement to be executed on or before the date hereof, has been duly executed and delivered by it and, assuming that this Agreement and each of these other agreements and instruments has been duly executed, authorized and delivered by the other parties hereto, this Agreement and each of these other agreements and instruments constitutes its valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
3.04 Equity. All of its issued and outstanding limited liability company units are set forth in Exhibit A, together with the record owner thereof. All such limited liability company units have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive rights or rights of first refusal. It has no other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. It has no outstanding: (i) units, membership interests or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into units, membership interests or other equity interests or voting securities, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts, agreements or obligations (contingent or otherwise) that could require it to issue, sell or otherwise cause to become outstanding or to acquire, repurchase, retire or redeem any equity securities or interests, or (iv) stock appreciation, unit appreciation, equity appreciation, phantom stock/unit, profit participation, unit or equity-based awards, or similar rights. It has issued no outstanding bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which a limited liability company unitholder may vote.
3.05 Absence of Certain Developments. Since December 31, 2018, there has occurred no event, change, circumstance, occurrence, fact, condition, effect or development that has had a Material Adverse Effect on any Merging Entity.
3.06 Litigation. There are no Claims (and, during the three year period preceding the date of this Agreement, there have not been any Claims) pending or, to the Merging Entity’s knowledge, threatened against the Merging Entity (including, in each case, any Claims with respect to the transactions contemplated hereby or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby), at law or in equity, or before or by any Governmental Authority or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case which if determined adversely to the Merging Entity would reasonably be expected to be material to Merging Entity.
3.07 Governmental Consent. Except (a) as required under the HSR Act or as set forth in Schedule 3.06, and (b) for the filing of Certificates of Merger in connection with the Mergers, no material Permit of, or declaration to or filing with, any Governmental Authority or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by a Merging Entity or the consummation by the Merging Entity of any other transaction contemplated hereby.
REPRESENTATIONS AND WARRANTIES OF ANDE AND MARATHON
ANDE and Marathon each hereby represents and warrants to the other as of the date hereof, and as of the Closing that:
4.02    Organization and Corporate Power. It is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, it has all requisite company power and authority and all authorizations, licenses and permits necessary to own and operate its properties and assets, to carry on its businesses as now conducted and to execute and deliver this Agreement and carry out the transactions contemplated hereby (including approval of the Mergers), and it is qualified or licensed to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to hold such power, authority, authorizations, licenses and permits would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect upon its operation or financial performance, taken as a whole.
4.03 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action, and no other act or proceeding (corporate or otherwise) on its part is necessary to authorize the execution, delivery or performance of this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby (including the Mergers), the filing of the Certificates of Merger as required by the DLLCA and OLLCA. The execution, delivery and performance by it of this Agreement and the other agreements and instruments contemplated hereby to which each is a party, and the consummation of the transactions contemplated hereby and thereby (including the Mergers): (a) do not and will not conflict with or result in any breach of, constitute a default under, or result in a violation of the provisions of its certificate or articles of incorporation or formation, bylaws or operating agreements (or equivalent organizational documents), (b) do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any of its assets, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority under, any Contract to which it is bound, or any law, statute, rule or regulation or order, judgment or decree to which it is subject. This Agreement and each of the other agreements and instruments contemplated hereby to which it is a party and that is required by the terms of this Agreement to be executed on or before the date hereof, has been duly executed and delivered by it and, assuming that this Agreement and each of these other agreements and instruments has been duly executed, authorized and delivered by the other parties hereto, this Agreement and each of these other agreements and instruments constitutes its valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ANDE WITH RESPECT TO TADE

ANDE hereby represents and warrants to Marathon as of the date hereof, and as of the Closing that, with respect to TADE:
5.01    Organization. TADE is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, it has all requisite company power and authority and all authorizations, licenses and permits necessary to own and operate its properties and assets, to carry on its businesses as now conducted and to execute and deliver this Agreement and carry out the transactions contemplated hereby (including the Mergers), and it is qualified or licensed to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to hold such power, authority, authorizations, licenses and permits would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
5.02 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which TADE is a party and the consummation of the transactions contemplated hereby or thereby (including the Mergers) have been duly and validly authorized by all requisite limited liability company action, and no other act or proceeding (corporate or otherwise) on its part is necessary to authorize the execution, delivery or performance of this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby (including the Mergers), other than the unitholder consents and the filing of the Certificates of Merger as required by the DLLCA and OLLCA. The execution, delivery and performance by TADE of this Agreement and the other agreements and instruments contemplated hereby to which it is a party, and the consummation of the transactions contemplated hereby and thereby: (a) do not and will not conflict with or result in any breach of, constitute a default under, or result in a violation of the provisions of its certificate of formation or operating agreement, (b) do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any of its assets, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority under, any contract to which it is bound, or any law, statute, rule or regulation or order, judgment or decree to which it is subject. This Agreement and each of the other agreements and instruments contemplated hereby to which it is a party and that is required by the terms of this Agreement to be executed on or before the date hereof, has been duly executed and delivered by it and, assuming that this Agreement and each of these other agreements and instruments has been duly executed, authorized and delivered by the other parties hereto, this Agreement and each of these other agreements and instruments constitutes its valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03    Equity. All of TADE’s issued and outstanding limited liability company units are set forth in Exhibit A, together with the record owner thereof. All such limited liability company units have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive rights or rights of first refusal. TADE has no other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. TADE has no outstanding: (i) units, membership interests or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into units, membership interests or other equity interests or voting securities, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts, agreements or obligations (contingent or otherwise) that could require it to issue, sell or otherwise cause to become outstanding or to acquire, repurchase, retire or redeem any equity securities or interests, or (iv) stock appreciation, unit appreciation, equity appreciation, phantom stock/unit, profit participation, unit or equity-based awards, or similar rights. TADE has issued no outstanding bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which a limited liability company unitholder may vote.
5.04    No Conflict. The execution and delivery by TADE of this Agreement and the performance and consummation by TADE of its obligations contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any Law to which TADE is subject, (b) violate any provision of the certificate of organization, TADE Operating Agreement or other organizational or governance documents of TADE, or (c) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the assets of TADE.
5.05    Consents. Except (a) as required under the HSR Act and (b) for the filing of Certificates of Merger in connection with the Mergers, no material permit of, or declaration to or filing with, any Governmental Authority or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by TADE or the consummation by TADE of any other transaction contemplated hereby.
5.06    Absence of Certain Changes or Events. Since December 31, 2018, TADE has operated in the Ordinary Course of Business and there has not been a Material Adverse Effect.
5.07    Title, Condition and Sufficiency of Assets.
(a)    TADE has good and valid title to, or a valid leasehold interest in, all of the assets used in the operation of its business other than properties and assets sold, consumed or otherwise disposed of in the Ordinary Course of Business, free and clear of all Encumbrances as of the date hereof or as of the Closing Date, except for mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business and securing sums that are not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings.

(b)    TADE’s assets are in good condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business), are adequate for the purposes for which they are presently used.
5.08    Litigation. There are no Claims (and, during the three year period preceding the date of this Agreement, there have not been any Claims) pending or, to the ANDE’s knowledge, threatened against the TADE including, in each case, any Claims with respect to the transactions contemplated hereby or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby), at law or in equity, or before or by any Governmental Authority or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case which if determined adversely to TADE would reasonably be expected to be material to TADE.
5.09    Compliance with Laws; Permits. Except as set forth in Schedule 5.09, TADE has been and is in compliance in all material respects with all applicable Laws. No notice, citation or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or threatened with respect to TADE, by any Governmental Authority with respect to any alleged (a) violation in any material respect by TADE of any Law, or (b) failure by TADE to have any permit required in connection with the conduct of its business.
5.10    Environmental Matters.
(a)    Except as set forth in Schedule 5.10(a), the operations of TADE with respect to its business and its assets are in compliance in all material respects with all applicable Environmental Laws. TADE holds and has been and is in compliance in all material respects with all permits required under applicable Environmental Laws for the operation of TADE, the conduct of its business as previously and currently conducted (“Environmental Permits”), and all such Environmental Permits are in full force and effect and to ANDE’s knowledge, there are no facts and circumstances that (with notice, the passage of time or both) could reasonably be expected to cause any Governmental Authority to revoke, suspend or detrimentally alter or amend any such Environmental Permit.
(b)    TADE has not received any notice, citation, order or complaint, no penalty has been assessed or is pending or threatened by any third party (including any Governmental Authority) with respect to TADE or its business relating to or arising from, (i) the use, possession, generation, treatment, manufacture, processing, management, handling, storage, transport, discharge, disposal, release or threatened release of, and/or exposure to, Hazardous Substances, (ii) any non-compliance with applicable Environmental Laws or Environmental Permits or (iii) failure to hold any Environmental Permits. TADE has not received any request for information, notice of claims, demand or other notification that TADE has or may have any liability under applicable Environmental Laws which, in any case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(c)    No Hazardous Substances have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape in contravention of applicable Environmental Laws with respect to TADE’s business.

5.11    Taxes.
(a)    All material Tax Returns that are required to be filed by or with respect to TADE or its assets on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b)    All material Taxes due and payable by or with respect to TADE or its assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued. All withholding Taxes imposed on TADE have been paid. There are no Liens on any of TADE’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)    No Tax Proceeding of or with respect to TADE or its assets is currently pending or has been proposed in writing or has been threatened that constitutes a Material Adverse Effect.

(d)    No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to TADE or its assets or any Tax Returns of or with respect to TADE or its assets.

(e)    Since the date of its formation, for U.S. federal income Tax purposes, TADE has been classified as an entity that is disregarded as being separate from its owner.

(f)    TADE is not a party to a Tax allocation or sharing agreement or similar arrangement.

ARTICLE V
TERMINATION AND OTHER COVENANTS
6.01    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)    by the mutual written consent of ANDE and Marathon;
(b)    by Marathon, if there has been a material violation or breach by ANDE or any Merging Entity of any covenant, representation or warranty contained in this Agreement that (i) has not been waived by Marathon and (ii) is not capable of being cured or, if capable of being cured, has not been cured by ANDE or the Merging Entity prior to the earlier of (A) 30 days after receipt by ANDE of written notice thereof from Marathon and (B) the Termination Date; provided that Marathon may not terminate this Agreement pursuant to this Section 6.01(b) if Marathon is then in breach of this Agreement so as to cause any of the conditions set forth in Section 2.01 not to be satisfied;
(c)    by ANDE, if there has been a material violation or breach by Marathon of any covenant, representation or warranty contained in this Agreement that (i) has not been waived by the ANDE, and (ii) is not capable of being cured or, if capable of being cured, and has not been cured by Marathon prior to the earlier of (A) 30 days after receipt by Marathon of written notice thereof from ANDE and (B) the Termination Date; provided that ANDE may not terminate this Agreement pursuant to this Section 6.01(c)

if the ANDE or a Merging Entity is then in breach of this Agreement so as to cause any of the conditions set forth in Section 2.01 not to be satisfied;
(d)    by either ANDE or Marathon, if the transactions contemplated hereby have not been consummated on or before the date that is 180 days following the date hereof (the "Termination Date"); provided that the party seeking termination shall not be entitled to terminate this Agreement pursuant to this Section 6.01(d) if such party’s breach of its obligations under this Agreement has been the proximate cause of the failure of the Closing to occur prior to such Termination Date;
The party desiring to terminate this Agreement pursuant to clauses (b), (c) or (d) of this Section 6.01 shall give written notice of such termination to the other parties hereto.
6.02    Effect of Termination. In the event this Agreement is terminated by either ANDE or Marathon as provided above, (a) the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 6.02 and Article IX hereof which shall survive the termination of this Agreement), provided, however, that the Confidentiality Agreement will survive the termination of this Agreement in accordance with its terms
6.03    Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. Except as set forth in Article VII, none of the representations and warranties contained in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing, other than any covenant or agreement which, by its terms, contemplates performance after the Closing.
6.04    Tax Matters.
(a)    Straddle Periods. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, sales, payroll or receipts of any Merging Entity for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Merging Entity for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.
(b)    Responsibility for Filing Tax Returns. ANDE, as tax matters partner for each of the Merging Entities shall prepare and cause to be filed all Merging Entity Tax Returns which are due prior to or on the Closing Date (the "Pre-Closing Returns"). At least fifteen days prior to the date on which each such Pre-Closing Return is filed, ANDE shall submit such Pre-Closing Return to Marathon for its review, comment and consent, and ANDE shall consider in good faith any reasonable and timely comments provided by Marathon. ANDE, as tax matters partner for the Surviving Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Surviving Company for all taxable periods ending prior to or including the Closing Date, the due date of which (including extensions) is after the Closing Date but only if not filed on or prior to the Closing. All such Tax Returns shall be prepared and filed consistent with the past practice of the Merging Entities, except as otherwise required by applicable law. At least fifteen days prior to the date on which each such Tax Return is filed, ANDE shall submit such Tax Return to Marathon for Marathon’s review and comment, and ANDE shall consider in good faith any reasonable and timely comments provided by Marathon.
(c)    Transfer Taxes. The Surviving Company will each be responsible for all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, "Transfer Taxes").
6.05    Further Assurances. From time to time, as and when requested by any party hereto and at such party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
6.06    Regulatory Filings; Consents.
(a)    Each Party hereto shall, as promptly as possible, use its reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals, from all Governmental Authorities that may be or become necessary for the execution and delivery of this Agreement and the performance of all obligations pursuant to this Agreement including, but not limited to, the effective transfer to Surviving Company of all permits set forth on Schedule 6.06(a). The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders, and approvals.
(b)    If not completed prior to the date hereof by their mutual agreement, then in furtherance and not in limitation of the foregoing, ANDE and Marathon shall each make (i) as promptly as reasonably practicable (and in any event within ten 10 Business Days after the date of this Agreement) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and (ii) as soon as reasonably practicable after the date hereof, prepare and file all other filings required to be filed with any Governmental Authority, including pursuant to any other antitrust Laws as set forth on Schedule 6.06(a). ANDE and Marathon shall each use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing, and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods, or to obtain the necessary approvals, regarding the foregoing as soon as reasonably practicable. If a single filing is sufficient under the HSR Act, then ANDE and Marathon shall pay the filing fee thereof in proportion to their ownership in the Surviving Company. If ANDE and Marathon are required to each submit a filing under the HSR Act, then each shall pay their own filing fees. In either case, each will pay the fees and expenses of their own antitrust counsel.

Article VII
SURVIVAL AND INDEMNIFICATION

7.01    Survival. The representations and warranties set forth in Article V of this Agreement shall survive the Closing and the consummation of the Mergers and continue in effect for the period set forth in Section 7.03.
1.02    Indemnification by ANDE. ANDE shall indemnify Marathon and its respective equity holders, directors, managers, officers, employees, agents and other representatives (the “Marathon Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse the Marathon Indemnified Parties when incurred for any losses that any such Marathon Indemnified Party may suffer, sustain or become subject to, as a result of any inaccuracy in or breach of any representation or warranty made by ANDE in Article V of this Agreement.
1.03    Survival of Indemnification. ANDE shall not have any liability under this Article VII unless on or before the eighteen (18) month anniversary of the Closing, Marathon notifies ANDE in writing of a claim specifying the factual basis of such claim in reasonable detail to the extent then known by Marathon.
1.04    Materiality. Solely for the purpose of determining whether any breach or inaccuracy of a representation or warranty made by ANDE in Article V of this Agreement has occurred or the amount of losses resulting from or arising out of any breach or inaccuracy of any representation or warranty of ANDE in connection with the assertion of an indemnification claim under this Article VII, such determination shall be made without regard to any qualifier as to “material,” “materiality” or “Material Adverse Effect” as expressly contained in such representations and warranties.
Article I
DEFINITIONS

8.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Adjusted CIP” shall mean, as of the date of determination, the Merging Entities’ aggregate capital projects in process determined in accordance with GAAP applied on a basis consistent with its application to the preparation of the Merging Entities’ respective internally prepared balance sheets as of such date as set forth on Exhibit F attached hereto.
“Adjusted Working Capital” shall mean, as of the date of determination, the Merging Entities’ aggregate working capital determined in accordance with GAAP applied on a basis consistent with its application to the preparation of the Merging Entities’ respective internally prepared balance sheets as of such date, regardless of whether in conformance with GAAP, as provided for in Exhibit G attached hereto.
"Agreement" has the meaning set forth in the Preamble.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
"Claim" means any civil, criminal or administrative action, claim, suit, petition, proceeding (including arbitration proceeding), charge, complaint, subpoena, civil investigative demand, investigation, demand, demand letter, warning letter, audit, inquiry, notice of noncompliance or violation, or proceeding by or before any Governmental Authority or other Person.
"Closing" has the meaning set forth in Section 1.03.
"Closing Date" has the meaning set forth in Section 1.03.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
“Encumbrances” means all liens, charges, mortgages, pledges, security interests or other encumbrances of any kind.
“Environmental Laws” means all foreign, federal, state and local laws, rules, regulations, ordinances, codes, common law, judgments, orders, consent agreements, legally-binding requirements relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health (including without limitation occupational health and safety) or (ii) Hazardous Substances.
“Environmental Permits” has the meaning set fort in Section 5.09(a).
"GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
"Government Official" means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof.
"Governmental Authority" means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Hazardous Substances” means any and all hazardous or toxic substances, materials, and wastes, solid wastes, industrial wastes, pollutants, contaminants, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions thereof, radioactive materials and wastes, and any and all other chemicals, substances, materials and wastes regulated under applicable Environmental Law.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"Income Taxes" means any Tax which is based upon, measured by, or calculated with respect to net income or profits.
"Law" means any law, statute, constitution, ordinance, rule, regulation, judgment, injunction, Order, treaty, regulation, decree or other restriction of any Governmental Authority, including common law.

"Liens" means liens, mortgages, pledges, hypothecations, community property interests, security agreements, easements, restrictions on transfer (other than restrictions imposed on the transfer of any security by applicable securities laws, security interests, charges or encumbrances of any kind or nature.
“Material Adverse Effect” means any circumstance or event which, individually or in the aggregate with any other circumstance or event, is or could be reasonably expected to be material and adverse to the business, properties, operations, condition (financial or otherwise), or results of operations taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change resulting from: (i) general economic, regulatory or political conditions; (ii) conditions generally affecting the industries in which the business operates; (iii) any changes in financial, banking or securities markets in general, (iv) acts of war or terrorism, (v) any changes in applicable Laws or accounting rules; (vi) any natural or man-made disaster or acts of God, or (vii) any action required to be taken by this Agreement. For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have.
“Ordinary Course of Business” means, with respect to TADE, the ordinary course of business consistent with TADE’s past custom and practice (including with respect to quantity and frequency).

“Party” or “Parties” has the meaning set forth in the recitals.

"Straddle Period" means a tax period that includes, but does not end on, the Closing Date.
"Tax" or "Taxes" means all taxes, including any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, escheat, employee, withholding tax or other tax of any kind whatsoever, and any similar assessments by a Governmental Authority, whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.
"Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, including any amendment thereof.
"Termination Date" has the meaning set forth in Section 6.01(d).
"Transfer Taxes" has the meaning set forth in Section 6.04(c).
8.02    Other Definitional Provisions.
(a)    Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)    Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified, provided that any reference to a Code section or other law or regulation as set forth in the representations and warranties contained in this Agreement shall be deemed in any case to reference the substantive provisions of such Code section, law or regulation as in effect on the date hereof.
Article IX

MISCELLANEOUS
9.01    Press Releases and Communications. Any press release announcing this Agreement, any ancillary agreements and the transactions contemplated herein shall be in substantially the form mutually agreed upon by ANDE and Marathon (which approval shall not be unreasonably withheld, delayed or conditioned), unless required by Law or stock exchange rules; provided that no party shall be required to obtain approval or provide materials for review to the extent that the applicable press release, announcement, public filing or communication consists of information that has previously been made public without breach of the obligations under this Section 9.01. In the event that any such additional press release, public announcement or public filing is required by or advisable under applicable Law or stock exchange rules, the party obligated to make such press release, public announcement or public filing shall use commercially reasonably efforts to provide the other party with reasonable advance notice of such requirement and the content of the proposed press release, announcement or filing and a reasonable opportunity to review and comment on such release, announcement or filing and consider in good faith any comments with respect thereto.
9.02    Expenses. Except as otherwise expressly provided herein with respect to HSR and other antitrust filing fees, each of the parties shall shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.
9.03    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the e-mail address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to ANDE, any Merging Entity and the Surviving Company)
The Andersons, Inc.
1947 Briarfield Boulevard

Maumee, Ohio 43537
Attention: James Pirolli, President, Ethanol Group
Email: jim_pirolli@andersonsinc.com

with a copy to:
Naran Burchinow, General Counsel
Email: naran_burchinow@andersonsinc.com

Notices to Marathon:

Marathon Petroleum Corporation
539 S. Main Street
Findlay, OH 45840
Attention: Vice President Business Development
Email: drheppner@marathonpetroleum.com
with a copy, which shall not constitute notice, to:
Marathon Petroleum Corporation
539 S. Main Street
Findlay, OH 45840
Attention: General Counsel
Email: sgagle@marathonpetroleum.com

9.04    Assignment. This Agreement and all of the provisions hereof may not be assigned by any of the parties without the prior written consent of the other parties. Any assignment referred to herein shall not relieve any party of its obligations hereunder, and following any such assignment this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
9.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
9.06    Amendment and Waiver. This Agreement may be amended by the parties, and any provision of this Agreement may be waived by any party, only in writing executed and delivered by the party against whom such amendment or waiver is to be applied. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
9.07    Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.08    Waiver of Trial by Jury. THE PARTIES HERETO WAIVE ANY RIGHT, TO THE FULLEST EXTENT PERMITTED BY LAW, TO A TRIAL BY JURY IN ANY ACTION, CLAIM OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.
9.09    Delivery. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or in electronic or digital form as a defense to the formation of a contract and each such party forever waives any such defense.
9.10    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
9.11    Governing Law. All Claims, issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
9.12    Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN LUCAS COUNTY, OHIO. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING

BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first above written.

MARATHON RENEWABLE FUELS CORP.
By:
Name: David L. Whikehart Its: President

THE ANDERSONS, INC.
By:
Name: Its:
THE ANDERSONS ETHANOL LLC By:____________________________________ Name:_________________________________ Its:____________________________________
THE ANDERSONS MARATHON HOLDINGS LLC
By:
Name: Its:

THE ANDERSONS ALBION ETHANOL LLC By: Name: Its:

THE ANDERSONS CLYMERS ETHANOL LLC By: Name: Its: THE ANDERSONS MARATHON ETHANOL LLC By:___________________________________ Name:_________________________________ Its:_____________________________________
THE ANDERSONS DENISON ETHANOL LLC By:____________________________________ Name:__________________________________ Its:_____________________________________

[Exhibits to the Merger Agreement have been omitted]